Exhibit 10.7

DUPLICATE

中国铁建
CRCC - Kwan Lee - Paul Y. JV

WORKS ORDER

Main Contract No. : YL/2020/01

Main Contract Title : Development of Lok Ma Chau Loop: Main Works Package 1 - Contract 1 Site Formation and Infrastructure Works inside Lok Ma Chau Loop and Western Connection Road Phase 1

To : Zenith Integrated Modular Limited

Address : Unit 7, 6/F, Westin Centre, No. 26 Hung To Road, Kwun Tong, Kowloon

Attention : Anthony Tam | **Date of Issuance : 11 December 2021**

Works Order No. : WO0014

Description of Works : **Design and Build of Project Manager Office using Modular Integrated Construction (MiC) Method**

Item	Description	Quantity	Unit	Rate (HK$)	Amount (HK$)
	Bill of Quantities				
1	Details enclosed under Annex C				
				Total Amount (HK$):	24,179,610.00

Agreed & Accepted By :	Ordered By :
(Zenith Integrated Modular Limited)	**CRCC – Kwan Lee – Paul Y. JV**
(the Subcontractor)	(the Contractor)
Authorized Signature	Authorized Signature
Name : Anthony Tam	Name : James Au
Position : Director.	Position : Site Agent
Date : 21 DEC 2021	Date : 13 Dec 2021

Remark(s):
(1) This Works Order is ordered based on the attached terms and conditions.

LH/JY/TWC/MY

Revision 1

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Terms and Conditions of Works Order

1.     General Information of the Subcontractor

1.1	Name of Contract Person: Anthony Tam
1.2	Position: Managing Director
1.3	Tel: 6818 3348
1.4	Email Address: anthony.tam@zenithpms.com
1.5	Business Registration (“BR”) No.: 73271026-000-08-21-A
1.6	Expiry Date of BR: 12 August 2022

2.	Scope of the Works Order

2.1	The Subcontractor shall design, supply, fabricate and installation of the structure, the fitting out works and building services works for the Project Manager’s main site office in accordance with Particular Specification Clauses 1.49, 1.108, Appendix 1.12 and Appendix 1.16A and Appendix 1.16B, and comply with all requirements specified in this Works Order up to the satisfaction of the Contractor, the Project Manager and the Employer.
2.2	For the sake of clarity, the design shall base on the attached approved seating plan shown in Annex J.
2.3	Based on Items 2.1 and 2.2, the Subcontractor shall provide all necessary resources including labour, tools, materials, plant equipment and supervisor for completion of the subcontract works stated in this Works Order.
2.4	For the Works Matrix in accordance with PSA 1.12, the demarcation of the Subcontractor’s responsibility is clarified in Annex D.

3.	Period for Completion of the Works Order
3.1)	Tentative commencement and completion date shall be 15 October 2021 and 31 March 2022 respectively.
3.2)	Maintenance period: 18 months after completion and handover of the office for occupation and use.

4.	Documents Forming Part of the Works Order
4.1	Annex A - Particulars of Main Contract
4.2	Annex B - Schedule to the Article of Agreement & additional conditions of contract
4.3	Annex C - Bill of Quantities
4.4	Annex D - Works Matrix
4.5	Annex E - Extracted from the Main Contract
4.6	Annex F - Safety Requirements
4.9	Annex I - Declaration Form of Ethical Commitments and Confidentiality
4.10	Annex J - Drawings
4.11	Annex K - Responsibilities Matrix

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5.	Method of Measurement

Lump Sum fixed price contract in accordance with the mechanism stated in the Works Order.

6.	Payment Term

To be paid within 40 days after the Subcontractor’s submission of invoice/interim payment application.

7.	The Price

7.1	Unless otherwise specified in this Works Order, all items, rates, sums, amounts and/or prices (“WO Prices”) contained herein shall remain firm, fixed and unchanged throughout the entire periods of the Main Contract and the Subcontractor shall not be entitled to any adjustment of the said WO Prices due to any fluctuation in the costs of labour, plant, equipment, materials and required resources employed and used in execution of this Works Order. The WO Prices shall include all costs of preliminaries, labour, plant, equipment, materials, temporary and permanent works, transport to and from the Site and/or the working areas, liabilities, obligations, establishment charges, administration, overheads, profit, and risks, and any other costs which are required and involved for commencement, execution, completion and maintenance of the works of this Works Order. In other words, the WO Prices shall include for the works being executed and shall be deemed to have covered all works which may be required and necessitated for the complete provision, execution and maintenance of the works of Works Order as it may be specifically required and/or reasonably inferred by the Main Contract in connection with this Works Order and up to the satisfaction of the Contractor.
7.2	For the Works Order of daywork basis, the Subcontractor shall submit all daywork records (in the format and form agreed by the Contractor) to the Contractor for checking and verification within 3 working days from the date of carrying out the works, otherwise the Contractor may refuse to check and verify the records for payment purpose. Notwithstanding the signatures by the Contractor for those verified records, the records are subject to rectification and amendment by the Contractor if any discrepancy or inconsistency is found based on other documents. Further, for payment certification purpose, the Contractor shall verify, value and certify the overtime working payment based on the overtime records generated by face recognition, smart-card or other electric system, or the Contractor’s contemporary overtime record if the said system record is not available due to reasonable reason(s).
7.3	Where the item(s) are marked as “Provisional” or “Optional” in the Bills of Quantities, Schedule of Rates, and/or pricing documents of the Subcontract, the final quantities of the Subcontract Works shall “Provisional” or “Optional” shall only be commenced by the Subcontractor upon receiving any instruction by the Contractor for confirmation.
7.4	The Contractor shall at his sole discretion delete any item(s) and/or Subcontract Works marked as ” Provisional” and/or “Optional” within the Bills of Quantities, Schedule of Rates and/or pricing documents of the Subcontract in whole or in part from the Subcontract and award to any other parties for execution and completion. Accordingly, the Subcontractor shall be deemed to have allowed in the Subcontract Price all such costs and times associated with such deletion of Provisional and/or Optional items in whole or in part by the Contractor from the Subcontract.

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8.	Retention Money:
8.1	5% of all certified amount shall be held by the Contractor. Limit of retention money to be 2.5% of the total final Price to the Subcontractor.
8.2	Release of retention monies
8.1	50% of the retention money being withheld to be released within 40 working days after completion of the works stated in this Works Order up to the satisfaction of the Contractor.
8.2	Balance of retention money being withheld to be released 40 days after the Contractor’s receipt of the final part of the retention monies under the Main Contract paid by the Employer under the Main Contract.

9	Liquidated Damages

Not applicable.

10	Insurance
10.1	The Employer or the Contractor shall only provide the following insurance policies:
10.1.1	Contractors’ All Risks Insurance,
10.1.2	Third Party Liability Insurance, and
10.1.3	Employees’ Compensation Insurance

10.2	Details of the above insurance policies are available for inspection at the Contractor’s office.
10.3	The Subcontractor’s attention is drawn to those provisions (including without limitation) in relation to non-insurable risks, exclusions, excesses, deductibles, advance payment, outlaying expenses, legal costs, and other risks which are not covered under the Contractor’s existing insurance policies. Further, Employees’ Compensation Insurance shall not cover any self-employed person. All self-employed person at any tiers shall not be allowed to work on the Site and/or working areas unless they are covered by separate personal insurance policies which shall be submitted to the Contractor for prior approval.
10.4	If the Subcontractor considers that the Employer or the Contractor’s procured insurance policies are not sufficient to cover all risks under this Works Order, the same shall procure, effect and maintain its own insurance policies up to its expected coverage at his own costs and expenses.
10.5	Any other insurance policies necessary for the works in connection the Works Order and those self-employed persons as aforesaid shall be deemed to be allowed in the WO Prices.
10.6	The Subcontractor shall provide the following insurance:

1)	Professional Indemnity Insurance in accordance with Additional Condition of Contract Clause F5, F6, F7A and Appendix K of the main contract.
2)	all constructional plant, to the full replacement value covering all loss and damage to all plant, equipment and machinery used in connection with the execution of the Subcontract Works in the joint names of the Contractor and the Subcontractor.
3)	All plant, equipment and materials for incorporation into the Subcontract Works during transportation until deliver to the Site.

11	Safety & Environmental Requirements

Whilst the Subcontractor shall comply with all requirements stipulated under the Main Contract, Ordinance and laws, the Subcontractor shall also fulfill the safety regulations and the environmental requirements specified by the Contractor.

12	Facilities to be Provided by the Contractor

Not applicable

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13	General Conditions
13.1	Words, terms, phrases and express ions contained herein shall carry the same interpretations and definitions as assigned to them in the Main Contract unless this Works Order provides otherwise.
13.2	The Subcontractor shall execute and carry out the works of this Works Order:-
13.2.1	in accordance with the Con tractor’s programs, direction and instructions ( which may be required to be revised at any time in order to suit the actual site situation and conditions) up to the satisfaction of the Contractor;
13.2.2	in a timely manner in accordance with the requirements of this Works Order and/or the Main Contract in connection with the same; and
13.2.3	at such times and in such manner as to ensure that the execution of this Works Order has completed and discharged all the Contractor’s obligations under the Main Contract in connection with the same.
13.3	The Contractor is empowered to issue any instruction, variation order, compensation events, change, direction, and other decision under this Works Order in order to discharge his obligations under the Main Contract. In this regard, the Subcontractor shall comply with the same without delay.
13.4	In the event that the Con tractor advances the previous fixed date for completion or specified degree of completion of the works of this Works Order or any part thereof or requires the Subcontractor to take steps to expedite progress of the works of this Works Order, then the Subcontractor shall take all such necessary steps to enable the Contractor to comply with his obligations under the Main Contract, and no adjustment shall be made to the WO Prices in respect thereof.

13.5	It shall be a condition precedent to the Subcontractor’s right to an extension of time and additional payment claim that the Subcontractor shall have given written notice and in accordance with the notice requirements stipulated in the Main Contract and/or the Works Order. For those delaying and related events specified in the Main Contract, the Subcontractor shall issue the said notice to the Contractor in good time for consideration and where the Contractor considers appropriate submit to the Project Manager and/or the Supervisor any claim for extension of time and additional payment, together with all substantiation required by the Main Contract for granting extension of time and additional payment caused by those delaying or related events. For the sake of clarity, the Subcontractor shall not have the right or entitlement of any extension of time for completion of the works of this Works Order affected by inclement weather and/or weather conditions, and any other events precluded from the Main Contract. The Subcontractor shall not be entitled to any greater relief in terms of time or money than the Contractor is successful in recovering under the Main Contract.
13.6	Notwithstanding any provision of this Works Order, without prejudice to any rights and remedies of the Contractor, and for any reason which shall include the default of the Subcontractor in the late commencement of the works of this Works Order, the slip in program, poor progress of the works, poor site management, poor interface management, lack of resources, poor quality of works, defective works, poor safety records, poor environmental records and the lack of improvements of the performance despite of any written warning of the Contractor to the Subcontractor, the Contractor may at any time and at its sole discretion terminate this Works Order by giving the Subcontractor a 3 calendar days’ advance notice of “Notice of Termination”. After expiry of the said notice period, the issued Notice of Termination has been served by the Contractor to the Subcontractor who shall be deemed to have repudiated this Works Order.
13.7	The Subcontractor shall throughout the progress of the works of this Works Order take full responsibility for the adequate stability and safety of all operations.
13.8	As soon as practicable after completion of the Main Contract and /or the works of this Works Order, the Subcontractor shall clear away and remove from the Site and/or working areas all surplus materials and rubbish of any kind left from his works and make good of the Site and/or working areas up to the satisfaction of the Contractor.

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13.9	All materials supplied by the Contractor shall be properly kept and stored by the Subcontractor.
13.10	In the event of any ambiguity and discrepancy amongst the documents forming part of this Works Order, the succeeding one shall override the preceding one and the provisions carry more onerous requirements in the opinion of the Contractor shall take precedence over any other provisions therein.
13.11	The Subcontractor shall submit to the Contractor a written “Declaration for Ethical Commitments and Confidentiality” together with the payment application.
13.12	The Subcontractor shall also submit to the Contractor a written “Declaration of Having Paid All Employee’s Wages and Salaries” together with the payment application that wage and/or salary of every person employed by the Subcontractor or by his sub-subcontractors at all tiers for the execution of this Works Order had been paid in full prior to receipt of the payment from the Contractor.
13.13	This Works Order shall be governed by and construed in all respects according to the laws for the time being in force in Hong Kong Special Administrative Region.
13.14	No information relating to this Works Order shall be disclosed by any person without the written consent of each and every party to the Works Order except to the extent that may be required by law or by good accounting practice.
13.15	Nothing in this Works Order is intended to or shall confer any benefit for or right to enforce any of the terms of this Works Order to any third party, and any entity which is not expressly stated to be a party to this Works Order shall have no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (“CRTPO”) to enforce any term of this Works Order. The CRTPO is hereby expressly excluded from this Works Order.

14	Set Off
14.1	All damages (including liquidated damages or delay damages), costs, charges, expenses , debts or sums for which the Subcontractor is liable to the Contractor under any provision of this Works Order may be deducted and/or set off by the Contractor from monies due to the Subcontractor under this Works Order (including any retention money) and the Contractor shall have the power and right to recover any balance not so deducted and/or set off from monies due to the Subcontractor under any other contract between the Contractor and the Subcontractor.
14.2	All damages (including liquidated damages or delay damages), costs, charges, expenses, debts or sums for which the Subcontractor is liable to the Contractor under any provision of any other contract between the Contractor and the Subcontractor may be deducted and/or set off by the Contractor from monies due to the Subcontractor under this Works Order (including any retention money).

15	Provisions Stated in the Main Contract
15.1	The Contractor and the Subcontractor shall act as stated in the Agreement and in a spirit of mutual trust and co-operation.
15.2	The Subcontractor shall comply with all provisions and requirements stated in the Main Contract which are in connection with the Works Order. The following additional conditions of contract (“ACC”) are highlighted, inter alia, for understanding and compliance with:-
(a)	ACC Clause A-1 - Definitions
(b)	ACC Clause A3 - Information not to be Divulged
(c)	ACC Clause B4 - Right of Employer to determine for Convenience
(d)	ACC Clause C1 - Assignment
(e)	ACC Clause C2 - Subcontracting
(f)	ACC Clause C3 - Specialist Subcontractors
(g)	ACC Clause C4 - ISO 9000 Certification for Subcontractor
(h)	ACC Clause C5 - Subcontractor Management Plan
(i)	ACC Clause C6 - Engagement of Subcontractors who are Registered under the Respective Trades and Groups Available in the Registered Specialist Trade Contractors Scheme
(j)	ACC Clause C7 - Limiting Tiers of Subcontracting
(k)	ACC Clause C8 - Subcontract Conditions

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(l)	ACC Clause C9-Tender Requirements for Subcontracting
(m)	ACC Clause C10 - Anti-collision
(n)	ACC Clause D2 - Patents Rights and Royalties
(o)	ACC Clause D3 - Giving of Notices and Payment of fees
(p)	ACC Clause D10 - Site Cleanliness and Tidiness
(q)	ACC Clause D13 - Site Diary and Labour Returns
(r)	ACC Clause D15 - Ethical Commitment
(s)	ACC Clause C16 - Contractor’s Interim Statements
(t)	ACC Clause D17 - Acknowledgment of being Notified of the Ethical Requirements
(u)	ACC Clause D18 - Permits for Excavation Works under Land (Miscellaneous Provisions ) Ordinance Cap.28
(v)	ACC Clause D19 - Hired and Hire-purchase Construction Plant
(w)	ACC Clause D20 - Environmental Management Plan
(x)	ACC Clause D21 - Use of Ultra Low Sulphur Diesel
(y)	ACC Clause D24 - In te llectual Property Rights relating to Site Uniform
(z)	ACC Clause D25 - Disposal Ground
(aa)	ACC Clause D26 - Works within the Railway Protection Area
(bb)	ACC Clause D28 - Pay for Safety Performance Merit Scheme (PFSPMS)
(cc)	ACC Clause D30 - Use of non-road mobile machinery approved under the Air Pollution Control (Non-road Mobile Machinery) (Emission) Regulation
(dd)	ACC Clause E1 - Engagement of Labour
(ee)	ACC Clause E2 - Employment of Skilled Workers
(ff)	ACC Clause E3 - Fair Wages
(gg)	ACC Clause E4 - Passes
(hh)	ACC Clause E6 - Payment of Wages of Site Workers

15.3	Subject to the requirements stated in Clause B4 of the additional conditions of contract, the Employer is entitled to terminate the Contract for convenience. In this case, the Contractor shall also be entitled to exercise the same power to determine the Works Order. In the event of the termination by the Employer for converuence upon terms similar to the terms of section 9 “Termination” of NEC Clauses of the Contract. In the event that the Employer and/or the Project Manager exercise the powers under the said provision of the Main Contract, the Subcontractor may seek financial relief on the same basis that the Contractor is entitled to relief under the Contract. It shall be a condition of the Subcontractor’s entitlement that it provides all information which the Contractor is required to submit to the Employer and/or the Project Mana ger in good time for the Contractor to consider and where the Contractor considers appropriate submit such information to the Employer and/or the Project Manager. In no circumstances shall the Subcontractor’s reimbursement be more than the sum, amount and/or additional payment recouped from the Employer in respect of the Works Order.
15.4	Without absolving and releasing the general obligations of the Subcontractor stated in the Works Order, the following major notification provisions (which is not an exhaustive list) stated in the Contract are highlighted for understanding and strict compliance with:-
(a)	Early warning (Clause 16);
(b)	Ambiguities and inconsistencies (Clause 17);
(c)	Illegal and impossible requirements (Clause 18);
(d)	Notifying compensation events (Clause 61);
(e)	Without the Project Manager’s reply to the Contractor’s compensation events notification (Clause 61.4), and
(f)	Same as Item (e) above, but for the Contractor’s submitted quotations for the compensation events (Clause 62.6).

15.5	For compensation events, if the Subcontractor has not notified a compensation event within 4 weeks of becoming aware of the event , he shall not be entitled to any further payment or remuneration whatsoever unless the event arises from the Contractor’s instruction which is in connection with the Project Manager or the Supervisor giving an instruction, issuing a certificate, changing an earlier decision or correction an assumption.

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16	Dispute
16.1	Any dispute arises between the Contractor and the Subcontractor in connection with this Works Order shall be referred in writing to the Contractor within 14 calendar days of the occurrence of the dispute so as to facilitate the Contractor to deal with the matter in a proper manner. Failing agreement on the dispute, it shall be referred to and determined by arbitration at the Hong Kong International Arbitration Centre and in accordance with its Domestic Arbitration Rules.
16.2	Without the written consent of the Contractor, any reference to arbitration under this provision shall not be opened until after completion of the whole Main Contract works or termination of the Main Contract.
16.3	Notwithstanding the above dispute resolution mechanism between the Contractor and the Subcontractor, the Subcontractor shall understand and comply with the requirements stated in ACC Clause G2(9)(a)(I), (II), (III) and (IV) in connection with Dispute Resolution Advisor System under the Main Contract.

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